 Exhibit 10.17A

DiaSys Corporation
a diagnostic systems company

July 23, 2001

Mr. Robert C. Kovar Director Of Marketing
Fisher HealthCare
9999 Veterans Memorial Drive
Houston, TX 77038.

RE:  Distribution of DiaSys Corporation ("Supplier") Products

Dear Robert:

This letter is to confirm our discussions concerning certain of Supplier's products, and the terms of our agreement concerning Fisher HealthCare, a division of Fisher Scientific Company L.L.C. ("Fisher's") supply distribution of these items.

 1.                 Product Line. This Product Line shall be as set forth in Exhibit A and shall additionally include upgraded Products available from Supplier during the term of this Agreement ("Products"). All Products shall conform to Supplier's standard specifications. All outer shipping cartons and inner shelf packs shall conform to applicable laws and Supplier published specifications.

2.                 Distribution Rights. Supplier grants to Fisher the nonexclusive right to distribute the Products in the United States and such other geographic areas as the parties may from time to time mutually determine ("Territory").

3.                 Product Price. The Product prices shall be set forth on Exhibit A. No minimum orders shall be required with respect to volume of cost. These prices shall be firm through December 31, 2001. Thereafter, prices may be increased once annually to be effective January 1 of the upcoming calendar year by Supplier giving no less than ninety (90) days prior written notice to Fisher. Such price increases shall be negotiated by the parties but not to exceed the Consumer Price Index.

Each shipment shall be billed at the price in effect at the time of order placement. Notice of price changes shall be sent to:

Marketing Services Department
Fisher Scientific Company L.L.C.
2000 Park Lane
Pittsburgh, PA 15275

                with a copy to:

Fisher HealthCare
9999 Veterans Memorial Drive
Houston, TX 77038
Attn: Clinical Marketing

4.                 Payment Terms. Supplier shall invoice Fisher or Fisher's designate at time of Delivery. Fisher shall pay each such invoice within forty-five (45) days following receipt.

5.                 Shipping. Supplier shall ship all Products FOB DiaSys freight prepaid ("Delivery").

6.                 Information Exchange. All price changes and additions of new products shall be sent to Fisher in an electronic format as provided to Supplier. In addition, Supplier shall use its commercially reasonable efforts to promptly implement full electronic data interchange (EDI) for receipt of purchase orders and transmission of invoices.

7.                 Term. The term of this Agreement shall be two (2) years from date of execution by Supplier and it shall automatically renew for an additional two (2) years unless sixty (60) days written notice is given by either party.

8.                 Termination. In the event of breach, the non-breaching party shall give the breaching party thirty (30) days written notice of breach. If the breach is not cured within the thirty (30) day notice period, the non-breaching party may, in its sole discretion, terminate the Agreement. Such termination shall not waive, dilute or otherwise prejudice the rights, claims or defenses of either party as of the effective date of termination.

9.                 Continuing Guaranty. Supplier shall execute and abide by the terms of Fisher's Continuing Guaranty, a copy of which is attached hereto to Exhibit B and incorporated herein by reference. The terms and provisions of the Continuing Guaranty shall survive the termination of this Agreement.

10.               Forms. Any terms or conditions of the standard forms of either party or otherwise introduced by either party shall not be binding unless agreed to in writing and signed by the legal representative of both parties.

11.               Publicity. Neither party shall issue or cause to be issued any press release or public announcement or otherwise disclose the existence of this Agreement or the transactions contemplated hereby except as and to the extent that both parties jointly agree, in writing.

12.               Trademarks. The trademarks, brands, and goodwill of each party will remain the sole property of such party. No license, assignment, or other proprietary rights in such trademarks, brands or goodwill shall pass or inure to the benefit from or of one party to the other by virtue of this Agreement. Notwithstanding anything to the contrary, in order to perform requirements under this Agreement, each party, for the Term hereof, hereby grants the other a fully paid license to use the trade name, trademark, logo, and other such indices of such party in advertising, promotional and distribution activities subject to the requirements of paragraph 11. above.

13.               Promotion. Supplier shall use its best efforts to position, price and differentiate the Products and its technology. Fisher shall use its commercially reasonable efforts to market/sell the Products in the Territory.

14.               Confidentiality. The parties expressly agree to hold as confidential ("Confidential Information") any information which is designated in writing by the disclosing party as confidential, provided such information is clearly marked as confidential, and the disclosing party obtains a signed receipt or agreement from the receiving party acknowledging that such information is confidential. In the event Confidential Information is exchanged according to these guidelines, such information will be retained by the other party in confidence for a period of two (2) years from the date of expiration or termination of the Agent. The transmittal of such information is and shall be upon the express condition that the information is to be used solely to effectuate this Agreement; and the receiving party shall not use, publish, or disclose said information, in whole or in part, for any purpose other than that stated herein. Supplier expressly acknowledges and agrees that Fisher's customer names, address and key contacts are and shall be the Confidential information of Fisher. Notwithstanding the foregoing, the above restrictions on disclosure and use shall not apply to any information which the party can show by written evidence, was known to it at the time of receipt, or which may be obtained from third parties who are not bound by a confidentiality agreement, or which is in the public domain.

15.             Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the matters set forth herein. Any and all understandings and expectations for and from either party are of no effect unless expressly set forth herein. Should any part or provision of this Agreement be found to be invalid, then such part or provision shall be severed from this Agreement without effecting the validity or the enforceability of the remaining terms and conditions between the parties. No modification of any term or condition of this Agreement shall be binding on either party unless expressly stated in a single writing, signed by the legal representative of both parties. The mutual obligations to protect Confidential Information and Fisher's obligation to pay Supplier's invoices shall survive any termination or expiration of this Agreement.

16.            Governing Law. This Agreement shall be governed by and construed in laws of the State of Texas without regard to the conflicts of laws provisions.

Please signify your acceptance of this Agreement by signing below one original to us. We look forward to working with you and your and returning sales team on this very exciting project.

Sincerely,	ACCEPTED For Fisher:

Todd M. DeMatteo	____________________________
President/CEO	Title:

EXHIBIT A

PRICING LIST

Not including, with this filing.

The material contained in this exhibit document, together with an Application for Confidential Treatment thereof has been filed separately with the Securities and Exchange Commission.

EXHIBIT B

CONTINUING GUARANTY

A. DiaSys Corporation (hereinafter referred to as "Seller"), having its principal office and place of business at 81 West Main Street, Waterbury, Connecticut 06702 USA, hereby guarantees that all products (including their packaging, labeling and shipping) comprising each shipment or other delivery hereinafter made by Seller (hereinafter referred to as "Products") to at an order of Fisher Scientific Company, LLC, a limited liability company, having its principal place of business at 2000 Park Lane, Pittsburgh, Pennsylvania 15275, or to any of its branches, divisions, subsidiaries, affiliates, or any their customers (hereinafter, collectively referred to as "Fisher"), are, as of the date of such shipment or delivery, in compliance with applicable federal, state and local laws, and any regulations, rules, declarations, interpretations and orders issued thereunder, including, without limitation, the Federal Food, Drug and Cosmetic Act, as amended, and conform to representations and warranties made by Seller in its advertising, product labeling and literature.

B. Further, with respect to any Product that is privately labeled for Fisher, Seller agrees to make no change in such Products or the Fisher artwork on the labeling or packaging relating thereto without first obtaining the written consent of Fisher. Seller recognizes that Fisher is the owner of the trademarks and trade names containing Fisher which it may elect to use in the promotions and of such private label Products and that Seller has no right or interest in such trademarks or trade names. Seller shall periodically analyze and review packaging and labeling for any Products which are private labeled for Fisher to ensure conformity with the provisions of paragraph A hereof and the adequacy of Product warnings and instructions.	C. Seller hereby agrees that it will reimburse Fisher for all reasonable out-of-pocket costs and expenses incurred in connection with any product corrective action or recall relating to the Products which is requested by Seller or required by any governmental entity.

D. Seller agrees to procure and maintain on an occurrence form basic product liability insurance with respect to the Product and commercial liability coverings relating to this Guaranty, with insurer(s) having each rating(s) of A or better, naming Fisher as an additional insured (Broad Farm Vendors Endorsement), with minimum limits in each case of $2,000,000. Seller shall promptly furnish to Fisher a certificate of insurance and renewal certificates of insurance evidencing the foregoing coverages and limits. The insurance shall not be canceled, reduced or otherwise changed without providing Fisher with at least ten (10) days prior written notice.

E. Seller agrees to and shall protect, defend, indemnify and hold harmless Fisher (and with respect to Subparagraph E below, Fisher's customers) from any and all claims, actions, costs, expenses, and damages, including attorneys' fees and expenses arising out of (i) any actual or alleged patent, trademark or copyright infringement in the design, composition, use, sale, advertising or packaging of the Products; (ii) any breach of this representation or warrantees set forth in this Guaranty; (iii) the sale or use of the Products where such liability results from the act or omission of Seller (whether for breach of warranty, strict liability in tort, negligence or otherwise).

F. Distributor shall indemnify Seller from and against any claims, lawsuits, losses, liabilities, and damages of any nature arising out of or relating to any claim caused by distributor's gross negligence or willful acts.

G. Seller agrees to and shall provide to Fisher material Safety data sheets and other information concerning any Product as required by then applicable federal, state or local law.

H. Seller agrees to and shall accept, at its facility, all of Fisher's unsold or expired Products containing hazardous chemicals, materials or substances for disposal, recycling or use. Fisher shall be responsible for packing and transportation costs to Seller. Seller shall be responsible for all other costs, including, without limitation, any costs associated with Seller's disposal, recycling or use.

I. If the Products to be furnished by Seller are to be used in the performance of a U.S. Government contract or subcontract, those clauses of the applicable U.S. Government procurement regulation which are mandatory required by Federal statute to be included in U.S. Government subcontracts shall be incorporated herein by reference including, without limitation, the Fair Labor Standards Act of 1938 as amended.

J. The representations and obligations set forth herein shall be continuing and shall be binding upon the Seller and his or its heirs, executors, administrators, successors and/or assigns, whichever the case may be, and shall inure to the benefit of Fisher, its successors and assigns and to the benefit of its officers, directors, agents and employees and their heirs, executors, administrators, and assigns.

K. the agreements and obligations of Seller set forth in this Guaranty are in consideration of purchases made by Fisher from Seller and said obligations are in addition to (and supersede to the extent of any conflict) any obligations of Seller to Fisher or Fisher to Seller. This Guaranty shall be effective upon the first sale to Fisher of any Product by Seller, and the	obligations of Seller under this Guaranty shall survive and be enforceable in accordance with its terms.

L. Seller represents and warrants that its systems and the Products being sold hereunder are Year 2000 compliant and that functionality will not be affected dates prior to, during and after January 1, 2000.

SELLER

DIASYS CORPORATION
Name Under Which Seller's Business is
Conducted

Signature of Authorized Representative

Title                                                          Date

DISTRIBUTOR

Signature of Authorized Representative

Title Date